Item 11.  Executive Officers of the Registrant

     (a) The following table indicates, as of September 30, 1998, the names and ages of the executive officers of Registrant. Their term of office with Registrant held by such person:

                        Position and
                        Office with     Held Office     Term of
Name            Age     Registrant      Since           Office

Jan Forrest     49      President       July 1998       Next Annual
                                                        Shareholders'
                                                        Meeting

Kendra Jeffries 29      Secretary       February 1997   Next Annual
                                                        Shareholders'
                                                        Meeting

          There are no family relationships among the executives of the registrant.

          There is no arrangement or understanding between any executive officer and any other person to which he was selected as an officer.

     (b) The following is a brief account of the business experiences during the past five (5) years of each executive officer.

          1. Jan Forrest has been involved in the real estate business for the past five (5) years. She has been actively involved in property management during that period.

          2. Kendra Jeffries has worked for four (4) years for a real estate investment property company, buying and selling real estate for the company.